As filed with the U.S. Securities and Exchange Commission on March 26, 2025.

Registration No. 333-286108

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PTL Limited
(Exact name of registrant as specified in its charter)

British Virgin Islands	5172	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

21 Bukit Batok Crescent

#24-71, WCEGA Tower

Singapore 658065

Tel: +65 90573550
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 Tel: +1 (212) 588-0022	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Tel:+1 (212) 530-2206

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 (the “Amendment No. 1”) to the Registration Statement on Form F-1 (File No. 333-286108) of PTL Ltd is being filed for the purpose of filing Exhibit 99.5, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. This Amendment No. 1 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibit. This Amendment No. 1 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers

Section 132 of the BVI Companies Act provides that subject to the memorandum or articles of association of a company, the company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director of the company, or (b) is or was, at the request of the company, serving as a director of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, provided that the said person had acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Any indemnity given in breach of the foregoing proviso is void and of no effect.

Under our Amended and Restated Memorandum and Articles of Association, we shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

●	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

●	is or was, at our request, serving as a director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

The placement agency agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Item 7. Recent Sales of Unregistered Securities

Founding Transactions

PTL Limited was incorporated on December 29, 2023. In connection with the incorporation, on the same date of its incorporation, PTL Limited issued 1 Ordinary Share to its sole shareholder, PTLE Limited, at consideration of US$1. On July 11, 2024, the Company effectuated a share split of its issued and outstanding shares at a ratio of 11,250,000 for one (the “Share Split”), so that there were 11,250,000 Ordinary Shares issued and outstanding post-Share Split, held by PTLE Limited. From a British Virgin Islands legal perspective, the Share Split does not have any retroactive effect on our shares prior to the effective date. However, references to our Ordinary Shares in this prospectus are presented on a post-Share Split basis, or as having been retroactively adjusted and restated to give effect to the Share Split, as if the Share Split had occurred by the relevant earlier date.

We believe that each of the issuances and transfers was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Item 8. Exhibits and Financial Statement Schedule

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1†	Form of Placement Agency Agreement
3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
4.1†	Form of Securities Purchase Agreement
5.1†	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
8.1†	Opinion of David Fong & Co., Solicitors regarding certain Hong Kong tax matters (included in Exhibit 99.4)
8.2†	Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)
10.1	Employment Agreement between Petrolink Energy Limited and Ying Ying, Chow (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
10.2	Employment Agreement between the Petrolink Energy Limited and Tak Wing, Ho (incorporated herein by reference to Exhibit 10.2 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
10.3	Employment Agreement between the Registrant and Ying Ying, Chow, Registrant’s director and Chief Executive Officer, dated March 26, 2024 (incorporated herein by reference to Exhibit 10.3 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
10.4	Employment Agreement between the Registrant and Tak Wing, Ho, Registrant’s director and Chief Financial Officer, dated March 26, 2024 (incorporated herein by reference to Exhibit 10.4 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
10.5	Tenancy Agreement of the Petrolink Singapore Office, at 21 Bukit Batok Crescent, #24-71, WCEGA Tower, Singapore 658065, dated February 16, 2024 (incorporated herein by reference to Exhibit 10.5 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
10.6	Form of the Independent Non-Executive Director Offer Letter (incorporated herein by reference to Exhibit 10.6 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
14.1	Code of Business Conduct and Ethics (incorporated herein by reference to Exhibit 14.1 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
14.2	Executive Compensation Recovery Policy (incorporated herein by reference to Exhibit 14.2 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
14.3	Insider Trading Policy (incorporated herein by reference to Exhibit 14.3 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
21.1	List of Subsidiaries (incorporated herein by reference to Exhibit 21.1 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
23.1†	Consent of J&S Associate PLT, an independent registered public accounting firm
23.2†	Consent of Ogier (included in Exhibit 5.1)
23.3†	Consent of David Fong & Co., Solicitors (included in Exhibit 99.4)
23.4†	Consent of China Commercial Law Firm
99.1	Audit Committee Charter (incorporated herein by reference to Exhibit 99.1 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
99.2	Nominating Committee Charter (incorporated herein by reference to Exhibit 99.2 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
99.3	Compensation Committee Charter (incorporated herein by reference to Exhibit 99.3 to the registration statement on Form F-1 (File No. 333-281097), as amended, initially filed with the U.S. Securities and Exchange Commission on August 19, 2024)
99.4†	Opinion of David Fong & Co., Solicitors regarding certain Hong Kong legal and tax matters
99.5*	Consent from Frost & Sullivan
107†	Filing Fee Table

*	Filed herein

†	Previously filed

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated firm commitment offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B (§230.430B of this chapter):

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(6)	To file a post-effective amendment to the registration statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(7)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on March 26, 2025.

PTL Limited

By:	/s/ Ying Ying Chow
Name:	Ying Ying Chow
Title:	Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Ying Ying Chow	Chief Executive Officer and Director	March 26, 2025
Ying Ying Chow	(Principal Executive Officer)

/s/ Tak Wing Ho	Chief Financial Officer and the Chairman of the Board	March 26, 2025
Tak Wing Ho	(Principal Financial and Accounting Officer)

/s/ Wai Hong Lin	Director	March 26, 2025
Wai Hong Lin

/s/ Sze Ho Chan	Director	March 26, 2025
Sze Ho Chan

/s/ Wai Ming Yiu	Director	March 26, 2025
Wai Ming Yiu

SIGNATURE OF AUTHORIZED AGENT IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized agent in the United States of America, has signed this registration statement thereto in New York, NY on March 26, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.